Exhibit 10.14

SHAREHOLDER LOAN AGREEMENT

BY AND BETWEEN

UMBRELLA SOLAR INVESTMENT, S.A.

as Lender

and

TURBO ENERGY, S.A.

as Borrower

In Valencia, on June 30, 2023

SHAREHOLDER LOAN AGREEMENT

In Valencia, on June 30, 2023

I.	Parties

On one part,

UMBRELLA SOLAR INVESTMENT S.A., a company duly incorporated under the laws of Spain, with registered office at 46004 Valencia (Spain), Plaza de América, 2, pta. 4 A-B, with Spanish tax identification number (N.I.F.) A-98988819, duly registered at the Commercial Registry of Valencia, , represented by Mr. Enrique Selva Bellvís (hereinafter, the “Lender”).

On the other part,

TURBO ENERGY S.A., a company duly incorporated under the laws of Spain, with registered office at 46004 Valencia (Spain), Isabel la Católica, 6, 50-52, with Spanish tax identification number (N.I.F.) A-98569619, duly registered at the Commercial Registry of Valencia, represented by Mr. Mariano Soria Hernández (hereinafter, the “Borrower”).

Lender and Borrower are referred to jointly as the “Parties” and, each one of them individually as a “Party.”

II.	Clauses

1.	Definitions

In this Agreement:

Agreement	means this agreement (including its recitals), as amended, restated, supplemented, or modified from time to time.
Borrower	has the meaning defined in section “Parties” of this Agreement.
Borrower Account	means the account opened in the name and on behalf of the Borrower or any other account as directed by the Borrower and notified from time to time by the Borrower to the Lender.
Currency	means Euros (EUR).
Effective Date	means the date hereof.
Event of Default	has the meaning set out in clause 6.1.
Interest Payment Date	means 30 June and 31 December of each year.
Interest Rate	means a rate per annum equal to 6,25%.
Lender	has the meaning defined in section “Parties” of this Agreement.
Lender Account	means the account opened in the name and on behalf of the Lender or any other account as directed by the Lender and notified from time to time by the Lender to the Borrower.
Loan	has the meaning set out in Clause 2.
Maturity Date	means fifteen (5) years from the Maturity Date.
Party/Parties	has the meaning defined in section “Parties” of this Agreement.

2.	Loan

2.1	Subject to the terms and conditions set forth herein, the Lender hereby grants to the Borrower a loan in an amount of EUR THREE MILLION EIGHT HUNDRED THOUSAND (3.800.000 Euro) (the “Loan”).

3.	Interest

3.1	The Loan will bear interest at the Interest Rate with effect as of the Effective Date, such interest –accrued pursuant to clause 3.2 hereunder– being payable on the Interest Payment Dates to the Lender Account.

3.2	Interest payable hereunder will accrue from day to day and is calculated based on the actual number of days elapsed. If the Interest Payment Date does not fall on a Business Day, the interest shall be paid on the preceding Business Day.

3.3	If the Borrower does not pay interest due on an Interest Payment Date in accordance with Clause 3.1, the amount of such unpaid interest shall be capitalized (the provisions of this Agreement for the Loan, in particular those regarding the interest, applying accordingly to capitalized interest.

4.	Payment of the Loan

4.1	The Loan shall be paid in full by the Borrower on the Maturity Date. The Maturity Date may be extended upon written agreement of the Parties.

4.2	On the Maturity Date, the Borrower shall pay to the Lender the outstanding amount of the Loan, as well as the outstanding interests, taxes, expenses or any other costs arising from this Agreement.

4.3	All payments shall be made in the Currency.

5.	Representations by the Borrower

5.1	The Lender grants the Loan to the Borrower based on the following representations and warranties given by the Borrower, which refer to the date of execution of the Agreement, but shall remain being true, accurate and complete for the whole term of the Agreement:

(i)	The Borrower is duly organized and validly existing under the laws of Spain with the power, authority and legal right lawfully to execute and perform its obligations under this Agreement (and has duly taken all corporate, legal and other action, and duly obtained all approvals, consents and licenses, required to enable it to do the same and to ensure that this Agreement is in all respects legal, valid, binding and enforceable).

(ii)	The Borrower is aware of no circumstances (whether litigious or otherwise) which it has not disclosed to the Lender and which might have an adverse impact on its business or financial condition or affect the Lender’s decision to enter into this Agreement.

(iii)	The entry into and performance by the Borrower of, and the transactions contemplated by, this Agreement does not conflict with (a) any law or regulation applicable to it; (b) any of its constitutional documents; or (c) any agreement or instrument binding upon it (or any of their respective assets).

(iv)	No legal procedure has been started nor have any legal proceedings been initiated or, to the best of the Borrower’s knowledge and belief, threatened, for the insolvency, dissolution, liquidation, administration, winding up, termination of existence or reorganization of, or for the appointment of a receiver, administrative receiver, manager (judicial or otherwise), trustee or similar officer of the Borrower (or with respect to any of their respective assets), and no events analogous to any of such events under the laws of any jurisdiction has occurred.

6.	Events of default

6.1	The Lender may early terminate this Agreement, with immediate effect, and therefore request payment of all items owed by the Borrower, upon occurrence of any of the following circumstances (each of them hereinafter referred to as an “Event of Default”):

(i)	Borrower’s failure to pay on the agreed date of any amount owed under the Agreement, whether for principal, interest, costs or other concepts.

(ii)	The Borrower ceasing or generally suspending payment of its debts or publicly announcing its intention to do so, being unable to pay its debts as they fall due, over-indebted or commences negotiations with or makes a proposal to at least one of its creditors with a view to readjusting or rescheduling all or a substantial part of its indebtedness, makes a general assignment for the benefit of or a composition with its creditors, or when a moratorium is declared.

(iii)	When any corporate action or other steps are taken or formal insolvency proceedings are started (through voluntary arrangement, scheme of arrangement or otherwise) in relation to the Borrower, or for the appointment of a liquidator, receiver, administrator, custodian or similar officer for it or any of its revenues and assets.

7.	Subordination

7.1	If the Borrower is declared insolvent, the rights arising in favor of the Lender from the Loan against the Borrower will be subordinated to the Secured Creditors, as well as to the other ordinary creditors of the Borrower, in accordance with the provisions of Article 281.1.2º of the Insolvency Law.

7.2	In the event that the Borrower is under a dissolution event (“causa de disolución”) in accordance to article 363.1 e) of the Companies Act or any other applicable legislation, the Lender undertakes to make its best efforts to (i) convert this Loan into a participatory debt in the terms of article 20 of Royal Decree-Law 7/1996 of 7 June on urgent measures of a fiscal and developmental nature and the liberalisation of economic activities (“Real Decreto-Ley 7/1996, de 7 de junio, sobre Medidas urgentes de carácter fiscal y de fomento y liberalización de la actividad económica”) or (ii) contribute the Loan to account 118 of the Company without increasing its share capital.

8.	Indemnity - Costs

8.1	The Borrower shall indemnify the Lender on demand against all losses, liabilities, damages and expenses which the Lender may sustain or incur as a consequence of any default by the Borrower in the performance of its obligations under this Agreement.

8.2	All registration costs, stamp duties, notarial fees or similar payments, if any, arising under this Agreement shall be payable by the Borrower in the Currency in which they are due.

9.	Assignment

The Lender and the Borrower undertake not to assign or encumber their respective rights and obligations arising under this Agreement under any title. General aspects

9.1	Rules of interpretation

This Agreement will be interpreted in accordance with the special rules set out below and, secondarily, with the general rules for interpretation in the Spanish Civil Code (Código Civil).

(i)	All annexes and appendices are an integral part of this Agreement and have the same validity and effect as if they were incorporated into the main text of this Agreement.

(ii)	All references to clauses, annexes and appendices are understood to refer to the clauses, annexes and appendices of this Agreement. All references to sections are understood to refer to the sections of the corresponding clause.

(iii)	Words in singular include the plural form and vice versa, and any reference to one gender includes the other.

(iv)	All references to a “person” include any individual or legal entity, organization, unincorporated entity and public authority.

(v)	The terms “including,” “included,” “inclusive” and other similar expressions are to be understood as followed by the words “without limitation and for illustrative purposes”.

(vi)	Any reference to the Borrower and the Lender shall be construed so as to include their respective successors and permitted assigns from time to time.

(vii)	Any reference to this Agreement or any other document or agreement is a reference to this Agreement or that other document or agreement as the same may have been, or may from time to time be, amended or supplemented.

9.2	Headings

The headings and table of contents in this Agreement are for reference purposes only and will not affect its interpretation.

9.3	Order of precedence

If conflict arises between the clauses of this Agreement and the content of its annexes or a supplementary document, the terms, spirit and purpose of the clauses of this Agreement will prevail, unless otherwise provided.

9.4	Severability and integration of clauses

The illegality, invalidity or nullity of any clause in this Agreement will not affect the validity of its other provisions, provided the Parties’ rights and obligations arising from this Agreement are not affected in an essential manner. “Essentially” is understood to mean any situation that seriously harms the interests of either Party or affects the purpose of this Agreement provided in clause 2. These clauses must be replaced with or integrated into others that are in line with the law and fulfill the purpose of the replaced clauses.

9.5	Entire agreement and amendments to the Agreement

This Agreement is the entire agreement between the Parties on the matters set out in it, and it replaces and revokes all other previous agreements, written or verbal, in relation to its object.

Any amendment to this Agreement must be made in writing and signed by the Parties.

9.6	Waiver

The Parties will not be considered as having waived any right arising from this Agreement or from breaching this Agreement unless the waiver is in writing as provided in clause 9.5.

If a Party waives any of its rights under this Agreement or resulting from the other Party’s breach of the Agreement as provided in the previous paragraph, this waiver will not be considered a waiver of any other similar right or breach.

The regime envisaged in this Agreement in no way limits the legal actions or remedies provided in the law.

9.7	Correction of errors

Any error contained in the text of this Agreement, its appendixes or annexes, concerning the use of, or failure to use, the agreed definitions or abbreviations, through error or omission, and any potential inconsistency that may arise from their improper use, must be remedied by mutual agreement, according to the rules of logic and the principles of good faith, and will not be employed to invalidate the text or alter its interpretation.

10.	Notices

10.1	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by recorded electronic means or sent by registered mail, charges prepaid, addressed to the following addresses or to such address as will have been notified to the other Party.

To the Lender:

Attention: Mr. Alejandro Moragues Navarro.

Adress: 46004 Valencia (España), Isabel la Católica, 6, 50-52

Email: alejandromoragues@umbrellasolarinvestment.com

To the Borrower:

Attention: Mr. Emilio Cañavate Martí.

Adress: 46004 Valencia (Spain), Plaza de América, 2, pta. 4 A-B

Email: emiliocanavate@umbrellasolarinvestment.com and elsacorchero@umbrellasolarinvestment.com

10.2	Each Party may at any time change its address for service from time to time by giving reasonable notice to the other Party in accordance with this clause.

11.	Public Document

11.1	This Agreement is signed in two (2) copies, one per Party, in acknowledgement and acceptance of the granting of this Loan, as a private document, but at the request of any of the Parties, this document shall be incorporated into a public deed, in which case the Parties undertake to appear before a Public Notary within fifteen (15) Business Days from the date of receiving the notice of request in such regard.

12.	Severability

12.1	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby.

13.	Governing Law

13.1	This Agreement is governed by and shall be construed in accordance with Spanish law.

14.	Jurisdiction

14.1	The Parties agree to submit all conflicts arising from or related to this Agreement to the courts of the city of Valencia, and they waive any other jurisdiction to which they may be entitled.

14.2	In witness whereof, the Parties execute this Agreement in two original counterparts which, once duly executed, will have a sole force and effect, at the time and place indicated at the top of this document.

The Borrower

/s/ Mariano Soria Hernández
TURBO ENERGY, S.A.

Represented by Mr. Mariano Soria Hernández

Title: General Manager

In witness whereof, the Parties execute this Agreement in two original counterparts which, once duly executed, will have a sole force and effect, at the time and place indicated at the top of this document.

The Lender

/S/ Enrique Selva Bellvís
UMBRELLA SOLAR INVESTMENT, S.A.

Represented by Mr. Enrique Selva Bellvís

Title: CEO